Exhibit 10.2

CENTERPLATE, INC.

[DATE]

CONFIDENTIAL

[insert name,
title and address]

Re:	Centerplate, Inc. Long-Term Performance Plan: 200 Class Awards

Dear                    :

I am pleased to advise you that the Compensation Committee of the Board of Directors has designated you a Participant in the 200    Class Awards under the Centerplate, Inc. Long-Term Performance Plan (the “Plan”). (Capitalized terms used here not otherwise defined have the same meaning ascribed to them in the Plan, a copy of which is attached.)

The primary purpose of the 200    Class Awards is to provide an incentive for us to continue to build stability in the Company, and its ability to pay dividends, as a result of growth from new and diverse business, organic (internal) growth and growth in new accounts by acquisition or otherwise. It is the intent that payments to IDS holders be maintained or increased; thus no Bonus Award will be made if payments to IDS holders are reduced, except as specifically approved by the Board and the Committee.

Subject to the terms and conditions of the Plan and guidelines established by the Committee, you will be eligible for a Bonus Award based on the achievement of [describe individual Performance Goal] over the 2004-2006 Performance Period. The 200    -200    Performance Period began on                      and ends on                     .

Payment of the Bonus Award will be made in cash in two equal installments 3 months and 15 months following the end of the Performance Period. Unless the Committee in its discretion determines otherwise, the Bonus Award will be paid only if you are employed by the Company on the payment date, unless your employment terminated as a result of death, retirement or approved resignation for disability, or as otherwise approved by the Committee.

All determinations under the Plan and the 200    Class Awards Program are made by the Committee and its determination is final.

Questions about the Plan and the 200    Class Awards Program may be directed to                         .

CENTERPLATE, INC.
By:
Title: [ ]